LifePoint Hospitals, Inc.

Restricted Stock Unit Award Agreement

(Performance-Based Vesting)

Grant Number ________________

This Agreement is made and entered into by and between LifePoint Hospitals, Inc. (the “Company”) and _____________ (the “Participant”) in connection with the grant of a Restricted Stock Unit Award with performance-based vesting under the LifePoint Hospitals, Inc. 1998 Long-Term Incentive Plan (the “Plan”) that was made on _____________ (“Date of Grant”).

The Participant is an employee of the Company or a Subsidiary and has been granted a Restricted Stock Unit Award that is described herein. In consideration of the foregoing, the parties have entered into this Agreement to govern the terms of this Award. This Award was granted by the compensation committee of the Company’s Board of Directors in an action taken on ________________, 20__, and is intended to be a Section 162(m) Award under the terms of the Plan.

1.	Restricted Stock Unit Award.

(a)          Subject to the terms and conditions set forth herein, the Company has granted to the Participant ___________ Restricted Stock Units (the “Award”), subject to adjustment as provided in Section 3.2 of the Plan. Each Restricted Stock Unit represents the Company’s unsecured obligation to issue a share of Common Stock to the Participant in accordance with the terms and conditions of this Agreement.

(b)          Except as otherwise provided herein, this Award and the Restricted Stock Units covered hereby shall be forfeited if the Participant does not remain continually employed by the Company or a Subsidiary through _____________, 20__ (the “Vesting Period”), or if the Performance Goals are not satisfied during the Performance Period (as such terms are herein defined).

(c)          Unless forfeited pursuant to subsection (b) above, this Award and the Restricted Stock Units covered hereby shall become vested at the end of the Vesting Period if either of the “Performance Goals” specified below are achieved for the ____, ____, or ____ fiscal year of the Company:

Performance Criteria	Performance Goal

Annual Revenue (expressed as “net revenue”)	$

Pre-Tax Income (expressed as “EBITDA”)	$

The terms “net revenue” and “EBITDA” are defined herein as they are defined in the Company’s financial budget for each respective fiscal year.

(i)          The “Performance Period” for the Award is January 1, ____, through December 31, ____.

(ii)         Performance shall be determined in accordance with generally accepted accounting principles; provided, however, that such performance shall be determined without regard to any change in accounting standards that may be required by the Financial Accounting Standards Board during the Performance Period, and by making appropriate adjustments to account for any spin-off or sale of a subsidiary or the disposition of assets by the Company during the Performance Period. Any such adjustments shall be made in a manner that (A) does not result in a discretionary increase in the amount payable under the Award and (B) is otherwise consistent with the qualification of Awards as “performance-based compensation” under Code Section 162(m) and the regulations thereunder.

(iii)        Vesting of the Award is conditioned upon the Committee certifying in writing that the Performance Goals specified herein were achieved upon the completion of the Performance Period. If the objectives are not achieved, the Restricted Stock Units will be forfeited to the Company on ____________, 20__.

(d)          Notwithstanding any other provision of this Agreement, unless the Award has been previously forfeited pursuant to this Agreement, the Award will become fully vested upon the death or disability of the Participant, or under the circumstances described in Section 12 of the Plan upon a Change in Control of the Company. For purposes hereof, “disability” shall have the definition described in section 409A(a)(2)(C) of the Code.

(e)          Notwithstanding any other provision of this Agreement and except as provided in subsection (f) below, in the event of the Participant’s involuntary termination of employment with the Company without “cause” (as defined in Section 12.1 of the Plan) during the Vesting Period, this Award shall vest in a percentage equal to (i) the number of full months of continuous employment following the Date of Grant through the date of termination, divided by (ii) the total number of months in the Vesting Period, but only in the event that the Performance Goals described herein are attained during the Performance Period. Any unvested Restricted Stock Units shall be forfeited.

(f)          Notwithstanding any other provision in this Agreement, if the Participant terminates employment with the Company or a Subsidiary during the Vesting Period after attaining age 62 and completing at least five (5) years of continuous employment with the Company or a Subsidiary, this Award will not be forfeited under Section 1(b) on the date the Participant terminates employment but shall instead become vested at the end of the Vesting Period, but only if the Performance Goals described herein are attained during the Performance Period; provided, however, that, during the period (the “Restricted Period”) beginning on the date the Participant terminates employment (the “Retirement Date”) and continuing until the end of the Vesting Period, the Participant agrees that he will not, in any capacity (including, but not limited to, as an owner, member, partner, shareholder, consultant, advisor, financier, agent, employee, officer, director, manager or otherwise), whether directly or indirectly, engage in a Competitive Activity (as such term is hereinafter defined).  If the Participant fails to comply with this provision, this Award shall vest in a percentage equal to (i) the number of full months following the Date of Grant through the date the Participant violates this provision, divided by (ii) the total number of months in the Vesting Period, but only in the event that the Performance Goals described herein are attained during the Performance Period. Any unvested Restricted Stock Units shall be forfeited. As used in this Agreement, the term “Competitive Activity” shall mean and refer to: any person or entity (including their successors (including any successor(s) that results from any business combination, sale or merger), assigns and transferees, whether by operation of law or otherwise) that, whether on the Retirement Date or at any time within the Restricted Period, derives more than fifty percent of its revenues from one or more non-urban acute care hospitals (and associated outpatient healthcare facilities) (together, a “Non-Urban Hospital”).  Nothing in this subsection (f) shall prohibit the Participant’s ownership of stock in any publicly held company (other than the Company) listed on a national securities exchange or whose shares of stock are regularly traded in the over the counter market as long as such holding at no time exceeds two percent (2%) of the total outstanding stock of such company.

(g)          Except as provided in subsection (d), (e), or (f) above, if the Participant terminates employment with the Company and its Subsidiaries before the end of the Vesting Period, this Award shall be immediately forfeited to the Company.

2.          Issuance of Common Stock. As soon as practicable after the end of the Vesting Period, or upon the Participant’s death or disability or the occurrence of a Change in Control that is also a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company (as defined in Code Section 409A(a)(2)(A)(v) and using the default percentages of the treasury regulations thereunder) (each, an “Issuance Date”), whichever is earliest, but in any event no more than sixty (60) days thereafter, the Company will issue in the Participant’s name one share of Common Stock for each Restricted Stock Unit vested in accordance with Paragraph 1 above as of the Issuance Date (subject to any reductions for tax withholdings or otherwise to the extent permitted under the Plan or pursuant to this Agreement). Notwithstanding any provision of the Plan or this Agreement to the contrary, in no event shall any shares of Common Stock be issued upon the occurrence of a Change in Control that is not a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company (as defined in Code Section 409A(a)(2)(A)(v) and using the default percentages of the treasury regulations thereunder).

3.          Transfer of Award. Except for transfer by the Participant of his or her rights hereunder upon death pursuant to a will or by the laws of descent and distribution, this Award is not transferable and the Participant may not make any disposition of the Award or the Restricted Stock Units described herein, or any interest herein, prior to the date(s) that the Company has issued shares of Common Stock to the Participant in accordance with Paragraph 2 or the Plan. As used herein, “disposition” means any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and whether during the Participant’s lifetime or upon or after the Participant’s death, including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy, or attachment, except a transfer by will or by the laws of descent or distribution. Any attempted disposition in violation of this Paragraph is void.

4.          Tax Withholding. Subject to the requirements of section 16(b) of the 1934 Act, and pursuant to Section 14.4 of the Plan, any tax withholding obligation of the Company arising in connection with this Award, and/or the lapse of restrictions with respect hereto, shall be satisfied by the retention of shares of Common Stock issuable pursuant to this Award that have a then-current Fair Market Value equal to the amount of taxes that are required to be remitted to the applicable taxing authorities calculated using the applicable supplemental wage withholding rate.

5.          No Stockholder Rights or Dividends. Until shares of Common Stock are issued to the Participant pursuant to Paragraph 2 hereof, the Participant shall not be entitled to any of the rights or benefits generally accorded to stockholders, including, without limitation, the receipt of dividends.

6.          No Effect on Capital Structure. This Award shall not affect the right of the Company or any Subsidiary to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup, or otherwise reorganize.

7.          Committee Authority. The full discretionary authority delegated to the Committee under the terms of the Plan, including Section 4, includes the authority to: (i) determine any question concerning the interpretation of this Agreement, (ii) make any required adjustments to this Award, (iii) determine if the conditions stated in the Plan and Agreement have occurred with respect hereto; and (iv) provide for the accelerated vesting of the Restricted Stock Units at any time and for any reason. Any question concerning the interpretation of this Agreement, any adjustments required to be made under the Plan and any controversy that may arise under the Plan or this Agreement shall be determined by the Committee in its sole discretion. Such decisions by the Committee shall be final and binding on all persons.

8.          Plan Controls. The terms of this Agreement are governed by the terms of the Plan, as it exists on the date of this Agreement and as the Plan is amended from time to time. A copy of the Plan and all amendments thereto has been previously provided to the Participant, and is made a part hereof as if fully set forth herein. In the event of any conflict between the provisions of the Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise. For purposes of this Agreement, the defined terms in the Plan shall have the same meaning in this Agreement, except where the context otherwise requires. The term “Section” generally refers to provisions within the Plan. The term “Paragraph” generally refers to a provision of this Agreement.

9.          Notice. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof at the Company’s office at 103 Powell Court, Suite 200, Brentwood, Tennessee 37027, or at such other address as the Company may designate by notice to the Participant. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

10.         Information Confidential. As partial consideration for the grant of this Award, the Participant agrees that he or she will keep confidential all information and knowledge that the Participant has relating to the manner and amount of his or her participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Participant’s spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan.

11.         Amendment. The Company, acting through the Committee or through the Board, may amend this Agreement at any time for any purpose determined by the Company in its sole discretion that is consistent with the Plan. All amendments and waivers must be in writing. The Company may not amend this Agreement, however, without the Participant’s express agreement to any amendment that would adversely affect the material rights of the Participant hereunder.

12.         Governing Law. Except as is otherwise provided in the Plan, where applicable, the provisions of this Agreement shall be governed by the internal laws of the State of Delaware.

13.         Section 409A of the Internal Revenue Code. The Award is intended to comply with section 409A of the Code to the extent subject thereto, and shall be interpreted in accordance with section 409A of the Code and treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Date of Grant. Notwithstanding any provision in the Plan or this Agreement to the contrary, to the extent it is determined that any payments under this Agreement constitute “deferred compensation” under section 409A of the Code that is payable on the Participant’s “separation from service” (as defined in section 409A of the Code), and that Participant is a “specified employee,” as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under section 409A of the Code, the timing of such payments shall be delayed until the earlier of six months and one day after the Participant’s separation from service or the date of the Participant’s death, at which time the Company shall issue to the Participant all shares that the Participant would have otherwise received through the delayed payment date.

In Witness Whereof, the Company has adopted this instrument as the Agreement to govern the terms of the Award described herein. The Participant acknowledges and consents to the terms of this Agreement by accepting the grant of this Award and/or by signifying acceptance electronically through the administrative system adopted by the Company.

LifePoint Hospitals, Inc.

Executive Vice President, Chief Administrative Officer